Exhibit 99.1
Contact:
Neenah, Inc.
Kyle Anderson
Vice President, Corporate Strategy and Investor Relations
(678) 518-3278
investors@neenah.com

Neenah Reports Second Quarter 2021 Results Led by Organic Sales Growth and Accretive Acquisition

ALPHARETTA, GEORGIA — August 4, 2021 — Neenah, Inc. (NYSE:NP) today reported second quarter 2021 results.

Second Quarter Highlights
•Net sales of $269.3 million were up 67 percent from prior year, with strong rebounds in each segment. Excluding the effects of the Itasa acquisition, net sales were 46 percent higher than prior year and up 4 percent from first quarter.
•Record net sales in Technical Products were led by organic growth in all product categories. Net sales were up 79 percent from prior year and 24 percent from first quarter, primarily from the Itasa acquisition. Excluding the acquisition, quarterly sales were up 1% from a strong first quarter.
•Net sales in Fine Paper and Packaging were up 48 percent from prior year and 10 percent higher than first quarter, the latter increase driven by growth in premium packaging and consumer products.
•Adjusted operating margins for both segments were impacted by higher input costs and lower value mix, partly offset by higher volumes and manufacturing efficiencies.
•Liquidity was strong at $196 million as of June 30, 2021 and consistent with March 31, 2021, in spite of higher working capital and capital expenditures.
•Our largest North American facility was one of 12 recipients of the 2021 Energy Efficiency Excellence Award from Focus on Energy®. The facility earned the award for its energy management systems and efforts to continuously improve energy performance.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

"Neenah’s sales momentum continued in the second quarter, and demand for our products is strong, with improving conditions in our end-markets, share gains, and new product wins with key customers. Like most companies, we are facing pressures from rising input costs and supply chain disruptions, and we have taken pricing and other actions to address this challenging environment. We expect to offset these impacts over time, as we have demonstrated historically," said Julie Schertell, Chief Executive Officer. "We also took several strategic steps in the quarter to drive revenue growth and margins, including the successful acquisition of Itasa, announcement of $13 million of new capacity for the release liner business to support continued growth, restarting of an idled asset to support demand in Fine Paper and Packaging, and the closure of the Appleton facility from which we expect approximately $7-8 million per year profit improvement. Combined with early progress with the Neenah Operating System and our renewed innovation efforts, we are executing our strategy and positioning the business to achieve our goals of mid-single digit revenue growth and attractive mid-teen operating margins."

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $269.3 million in the second quarter of 2021 increased 67 percent compared with $161.4 million in the second quarter of 2020. The increase includes strong volume growth in both segments, including net sales from the Itasa acquisition of $33.2 million. The impact from lower net selling prices was mostly offset by favorable currency effects. Excluding the Itasa acquisition, net sales grew 4% from the first quarter of 2021.

Selling, general and administrative (SG&A) expense of $27.5 million in the second quarter of 2021 increased $6.7 million compared with $20.8 million in the prior year. The majority of the increase was due to additional SG&A from the Itasa acquisition. Costs in 2020 were lower due to the significant actions taken to manage spending and temporarily reduce costs in areas such as marketing, travel and payroll.

Operating loss of $32.6 million in the second quarter of 2021 decreased compared to operating loss of $58.5 million in 2020. The operating loss of $32.6 million in 2021 resulted primarily from non-routine charges of $51.9 million, including asset restructuring costs resulting from the Appleton Mill closure, loss on debt extinguishment, acquisition and integration costs, pension settlement losses and other restructuring items as detailed in the GAAP reconciliation table. Operating loss of $58.5 million in 2020 resulted primarily from the $59.0 million of mostly non-cash costs for impairments and write-offs due to Appleton impairment and COVID-19 impacts. Excluding adjusting items in both years, adjusted operating income of $19.3 million increased $18.8 million from $0.5 million in the prior year. The increase was driven by strong sales volume growth in both segments, including the effects of the Itasa acquisition and higher manufacturing efficiencies, partly offset by higher input costs and lower value sales mix in Technical Products. Refer to the GAAP reconciliation table later in this release for details of adjusting items.

Net interest expense of $4.8 million in the second quarter of 2021 was higher than the $3.0 million in the second quarter of 2020, due to the higher borrowing under the upsized Term Loan B (as discussed below) and amortization of the associated deferred financing costs.

The effective income tax rate benefit applied to the pre-tax loss was (21) percent and (19) percent in the second quarter of 2021 and 2020, respectively. The tax benefit was reduced in 2021 by a $2.9 million charge resulting from the elimination of certain deferred tax assets due to the Appleton Mill closure. The 2020 tax rate reflected a $4.0 million charge to increase the valuation allowance against the deferred tax asset for state tax credits and net operating losses.

The GAAP loss per diluted common share of $(1.76) in 2021 compared to $(2.98) in 2020. On an adjusted basis, earnings per share of $0.65 in the 2021 quarter increased from $(0.08) in the prior year period, reflecting our sales recovery and the accretive benefits of the Itasa acquisition.

Cash Flow and Balance Sheet Items
Cash provided from operations of $2.7 million in the second quarter of 2021 decreased from $29.4 million in the second quarter of 2020. The decrease resulted from a $28.1 million change in working capital due to lower business activity in 2020, including the significant actions taken to reduce costs in areas such as marketing, travel and payroll.

Capital spending of $6.5 million in the second quarter of 2021 increased from $3.2 million in the prior year.

Cash dividends of $7.9 million and $8.0 million, or $0.47 per share, were paid in the second quarter of 2021 and 2020, respectively.

Cash and cash equivalents as of June 30, 2021 were $36.7 million, which was down from $41.0 million as of March 31, 2021. Debt as of June 30, 2021 of $443.1 million compared to $192.0 million as of March 31, 2021. In connection with the acquisition of Itasa, we upsized our Term Loan B from $200 million to $450 million, with more favorable terms, including a 150 basis point reduction in the interest rate. We also amended our Global Revolving Credit Facility to allow for the Itasa acquisition and update certain other terms. Liquidity of $196 million (cash plus availability under our Global Credit Facilities) as of June 30, 2021 was consistent with $197 million as of March 31, 2021.

Quarterly Segment Results
Technical Products quarterly net sales of $179.6 million in 2021 increased 79 percent from $100.6 million in the prior year. The revenue increase was primarily driven by a rebound in all product categories compared to the lowest point of the pandemic in the second quarter of 2020, the acquisition of Itasa, and favorable currency effects from a stronger euro. These increases were partly offset by lower value sales mix in 2021. Net sales also continued to grow sequentially from the first quarter of 2021 and were 1% higher, excluding net sales of $33.2 million from the Itasa acquisition.

Operating loss decreased $17.9 million from the prior year to $28.3 million. Excluding adjusting items discussed above and shown on the reconciliation table, adjusted operating income increased $8.9 million from $5.8 million to $14.7 million, primarily as a result of increased volume and manufacturing efficiencies, including the acquisition of Itasa, and favorable foreign currency, partly offset by lower value sales mix and higher input costs.

Fine Paper and Packaging quarterly net sales of $89.7 million in 2021 increased 48 percent from $60.8 million in the prior year. The increase also reflects a continued rebound in all product categories, especially in commercial print. In addition, net selling prices were higher in 2021 due to a higher priced mix and input cost recoveries. Net sales also continued to grow sequentially and were 10% higher than the first quarter of 2021, driven by growth in premium packaging and consumer products.

Operating income increased $15.1 million from the prior year period to $9.9 million. Excluding unfavorable adjusting items in 2021 and 2020 of $0.1 million and $4.6 million, respectively, adjusted operating income of $10.0 million in 2021 increased $10.6 million from a loss of $0.6 million in the prior year primarily as a result of higher sales and production volume and more favorable sales mix, partly offset by higher input costs. The prior year period also had $4.5 million of higher costs related to impairment and asset restructuring costs, and other restructuring and non-routine costs.

Unallocated Corporate costs in the second quarter of 2021 of $14.2 million increased $7.1 million from the prior year. Excluding unfavorable adjustments in 2021 and 2020 of $8.8 million and $2.4 million, respectively, adjusted unallocated corporate expenses of $5.4 million increased $0.7 million from prior year due to timing of certain expenses. The adjustments for both years related primarily to loss on debt extinguishment.

Year-to-Date
Consolidated net sales of $496.3 million for the six months ended June 30, 2021 increased $101.3 million (26%) from the prior year period. Strong organic volume growth was realized in both segments, coupled with net sales from the Itasa acquisition of $33.2 million and favorable currency effects. The increase was partly offset by lower net selling prices, driven by lower value mix. Excluding the Itasa acquisition, net sales grew 17% from prior year.

Consolidated operating loss decreased $15.9 million from the prior year period loss of $34.9 million to a loss of $19.0 million for the six months ended June 30, 2021. Excluding adjusting items noted below, operating income increased $17.8 million to $45.4 million due primarily to higher sales and related manufacturing cost efficiencies. The impact of higher volumes, including the acquisition of Itasa, was only partly offset by lower value sales mix in Technical Products and higher input costs. In addition, as presented on the reconciliation table on the GAAP reconciliation table, we recorded $64.4 million of impairment and asset restructuring costs of the Appleton Mill closure, acquisition and integration costs, loss on extinguishment of debt, pension settlement losses, other restructuring and non-routine costs, and incremental costs of responding to COVID-19. Adjusting items of $62.5 million in 2020 included non-cash impairment and asset restructuring costs for long-lived assets, loss on extinguishment of debt, incremental costs of responding to COVID-19, other restructuring and non-routine costs, and acquisition and due diligence costs.

The year-to-date net loss decreased $12.3 million to a loss of $21.4 million compared with a loss of $33.7 million in 2020. After excluding 2021 and 2020 after-tax adjustments of $50.1 million and $51.4 million, respectively, the increase in adjusted net income of $11.0 million was due to higher adjusted operating income as both segments rebounded.

The year-to-date loss per diluted common share of $(1.27) in 2021 improved from $(2.01) in 2020. After excluding $2.96 per share of adjustments in 2021 and $3.05 per share of adjustments in 2020 discussed above, year-to-date adjusted earnings per share in 2021 of $1.69 increased from $1.04 in 2020, driven by the sales recovery and the accretive benefits of the acquisition.

Cash provided by operating activities of $23.4 million for the six months ended June 30, 2021 was $20.2 million lower than $43.6 million in the prior year period. The decrease resulted from higher working capital due to higher sales and production volumes, and to a lesser extent from higher payments for pensions. The significant increases in accounts receivable, accounts payable and inventory during the six months ended June 30, 2021 resulted from the robust growth in business activity.

Capital expenditures for the six months ended June 30, 2021 were $11.3 million compared to $8.0 million in the prior year period. We expect aggregate annual capital expenditures to return to a range of approximately 2 to 4 percent of net sales. We believe that this level of capital spending can be funded from cash provided from operating activities and allows us to maintain the efficiency and cost effectiveness of our assets while also investing in expanded capabilities to successfully pursue strategic initiatives and deliver attractive returns.

Debt as of June 30, 2021 of $443.1 million was $248.7 million higher compared with $194.4 million as of December 31, 2020, due to upsizing our Term Loan B from $200 million to $450 million. Cash and cash equivalents of $36.7 million as of June 30, 2021 compared with cash and cash equivalents of $37.1 million as of December 31, 2020.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	Second Quarter		YTD
($ Millions, except share and per share data)	2021	2020	2021	2020
GAAP Operating Loss	$(32.6)	$(58.5)	$(19.0)	$(34.9)
Impairment and asset restructuring costs	37.4	55.3	37.4	55.3
Acquisition and integration costs	5.2	0.1	17.2	1.1
Loss on debt extinguishment	7.2	1.9	7.2	1.9
Pension settlement costs	1.0	—	1.0	—
Other restructuring and non-routine	0.9	1.3	0.9	2.7
COVID-19 costs	0.2	0.4	0.7	1.5
Adjusted Operating Income	$19.3	$0.5	$45.4	$27.6

GAAP Net Loss	$(29.7)	$(50.1)	$(21.4)	$(33.7)
Impairment and asset restructuring costs	28.0	42.0	28.0	42.0
Acquisition and integration costs	3.9	—	12.9	0.8
Loss on debt extinguishment	5.4	1.4	5.4	1.4
Pension settlement costs	0.8	—	0.8	—
Other restructuring and non-routine	0.7	1.0	0.7	2.0
COVID-19 costs	0.1	0.4	0.5	1.2
Income tax adjustments	1.8	4.0	1.8	4.0
Adjusted Net Income (Loss)	$11.0	$(1.3)	$28.7	$17.7

GAAP Earnings (Loss) per Diluted Common Share	$(1.76)	$(2.98)	$(1.27)	$(2.01)
Impairment and asset restructuring costs	1.66	2.50	1.66	2.50
Acquisition and integration costs	0.23	—	0.76	0.04
Loss on debt extinguishment	0.32	0.08	0.32	0.08
Pension settlement costs	0.04	—	0.04	—
Other restructuring and non-routine	0.04	0.06	0.04	0.12
COVID-19 costs	0.01	0.02	0.03	0.07
Income tax adjustments	0.11	0.24	0.11	0.24
Adjusted Earnings (Loss) per Share	$0.65	$(0.08)	$1.69	$1.04

Diluted Shares (in thousands)	16,903	16,797	16,893	16,812

Conference Call
A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting http://www.directeventreg.com/registration/event/3665808. After registering, instructions will be shared on how to join the call. The webcast will be available on Neenah’s website under Presentations & Events.

Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section.

A replay of the call will be available until August 12, 2021 and can be accessed as follows:
Encore Dial In #:                  (800) 585-8367 or (416) 621-4642
Replay Access Code:     3665808

About Neenah
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America, Europe and Asia, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined under the federal securities laws. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the federal securities laws and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made with the intention of obtaining the benefits of the “safe harbor” provisions for forward-looking statements under the federal securities laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$269.3	$161.4	$496.3	$395.0
Cost of products sold	230.9	140.0	408.3	319.6
Gross Profit	38.4	21.4	88.0	75.4
Selling, general and administrative expenses	27.5	20.8	51.8	47.4
Impairment and asset restructuring costs	34.4	55.3	34.4	55.3
Acquisition and integration costs	0.1	0.1	12.1	1.1
Loss on debt extinguishment	7.2	1.9	7.2	1.9
Pension settlement losses	1.0	—	1.0	—
Other restructuring and non-routine costs	0.9	1.3	0.9	2.7
COVID-19 costs	0.2	0.4	0.7	1.5
Other (income) expense - net	(0.3)	0.1	(1.1)	0.4
Operating Loss	(32.6)	(58.5)	(19.0)	(34.9)
Interest expense - net	4.8	3.0	7.9	5.9
Loss Before Income Taxes	(37.4)	(61.5)	(26.9)	(40.8)
Benefit for income taxes	(7.7)	(11.4)	(5.5)	(7.1)
Net Loss	$(29.7)	$(50.1)	$(21.4)	$(33.7)

Loss Per Common Share
Basic	$(1.76)	$(2.98)	$(1.27)	$(2.01)
Diluted	$(1.76)	$(2.98)	$(1.27)	$(2.01)

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,851	16,797	16,844	16,812
Diluted	16,851	16,797	16,844	16,812

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales:
Technical Products	$179.6	$100.6	$324.8	$232.9
Fine Paper and Packaging	89.7	60.8	171.5	162.1
Consolidated	$269.3	$161.4	$496.3	$395.0

Operating Income (Loss):
Technical Products	$(28.3)	$(46.2)	$(9.1)	$(30.9)
Fine Paper and Packaging	9.9	(5.2)	22.6	10.5
Unallocated corporate costs	(14.2)	(7.1)	(32.5)	(14.5)
Consolidated	$(32.6)	$(58.5)	$(19.0)	$(34.9)

RECONCILIATION OF SEGMENT OPERATING INCOME (LOSS)
(millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Technical Products
GAAP operating loss	$(28.3)	$(46.2)	$(9.1)	$(30.9)
Impairment and asset restructuring costs	37.4	51.6	37.4	51.6
Acquisition and integration costs	5.1	—	5.1	—
Loss on debt extinguishment	—	0.1	—	0.1
Other restructuring and non-routine	0.4	0.2	0.6	0.3
COVID-19 costs	0.1	0.1	0.2	0.7
Adjusted Operating Income	14.7	5.8	34.2	21.8

Fine Paper and Packaging
GAAP operating income (loss)	9.9	(5.2)	22.6	10.5
Asset restructuring costs	—	3.7	—	3.7
Other restructuring and non-routine	0.1	0.8	(0.1)	1.8
COVID-19 costs	—	0.1	0.3	0.6
Adjusted Operating Income (Loss)	10.0	(0.6)	22.8	16.6

Unallocated Corporate Costs
GAAP Operating Loss	(14.2)	(7.1)	(32.5)	(14.5)
Acquisition and integration costs	0.1	0.1	12.1	1.1
Loss on debt extinguishment	7.2	1.8	7.2	1.8
Pension settlement costs	1.0	—	1.0	—
Other restructuring and non-routine	0.4	0.3	0.4	0.6
COVID-19 costs	0.1	0.2	0.2	0.2
Adjusted Operating Loss	(5.4)	(4.7)	(11.6)	(10.8)

Consolidated
GAAP operating loss	(32.6)	(58.5)	(19.0)	(34.9)
Impairment and asset restructuring costs	37.4	55.3	37.4	55.3
Acquisition and integration costs	5.2	0.1	17.2	1.1
Loss on debt extinguishment	7.2	1.9	7.2	1.9
Pension settlement costs	1.0	—	1.0	—
Other restructuring and non-routine	0.9	1.3	0.9	2.7
COVID-19 costs	0.2	0.4	0.7	1.5
Adjusted Operating Income	$19.3	$0.5	$45.4	$27.6

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$36.7	$37.1
Accounts receivable - net	155.6	100.2
Inventories	136.0	108.9
Prepaid and other current assets	32.4	25.1
Total Current Assets	360.7	271.3
Property, Plant and Equipment - net	308.6	329.4
Finance Lease Right-of-Use Assets	22.3	—
Lease Right-of-Use Assets	18.9	20.2
Deferred Income Taxes	25.1	18.3
Goodwill	204.8	87.4
Intangible Assets - net	164.0	62.6
Other Noncurrent Assets	13.1	17.4
Total Assets	$1,117.5	$806.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$7.3	$4.9
Finance lease liabilities payable within one year	1.0	—
Operating lease liabilities payable within one year	3.3	3.2
Accounts payable	98.0	46.0
Accrued expenses	70.8	61.9
Total Current Liabilities	180.4	116.0
Long-term Debt	435.8	189.5
Finance lease liabilities, noncurrent	21.5	—
Operating lease liabilities, noncurrent	17.0	18.4
Noncurrent Employee Benefits	74.9	96.8
Deferred Income Taxes	38.9	12.3
Other Noncurrent Obligations	5.5	6.0
Total Liabilities	774.0	439.0
Stockholders’ Equity	343.5	367.6
Total Liabilities and Stockholders’ Equity	$1,117.5	$806.6

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net loss	$(21.4)	$(33.7)
Depreciation and amortization	20.5	19.7
Stock-based compensation	2.8	3.1
Deferred income tax provision (benefit)	(12.3)	(10.3)
Impairment loss	32.4	52.3
Loss on debt extinguishment	7.2	1.9
Unrealized loss on foreign currency forward contracts	5.1	—
Pension settlement and other benefit costs	1.3	—
Provision for uncollectible accounts receivable	—	1.1
Loss on asset dispositions	0.3	0.1
Decrease (increase) in working capital	(6.1)	7.9
Pension and other postretirement benefits	(6.4)	(0.1)
Long-term payroll taxes	—	1.7
Other	—	(0.1)
Net cash provided by operating activities	23.4	43.6

Investing Activities
Capital expenditures	(11.3)	(8.0)
Acquisition of Itasa	(240.2)	—
Sale (purchase) of marketable securities	3.7	(0.1)
Other	0.2	(0.2)
Cash used in investing activities	(247.6)	(8.3)

Financing Activities
Long-term borrowings	457.4	291.0
Repayments of long-term debt	(207.8)	(107.5)
Debt issuance costs	(8.9)	(5.2)
Cash dividends paid	(15.9)	(16.0)
Shares purchased	(0.5)	(3.8)
Other	(0.3)	—
Cash provided by financing activities	224.0	158.5

Effect of exchange rates on cash and cash equivalents	(0.2)	(0.1)
Net increase (decrease) in cash and cash equivalents	(0.4)	193.7
Cash and cash equivalents, beginning of the year	37.1	9.0
Cash and cash equivalents, end of period	$36.7	$202.7